Exhibit 23.1

CONSENT OF HASKELL & WHITE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cortex Pharmaceuticals, Inc. on Form S-3, of our report dated March 12, 2008, relating to the financial statements and the effectiveness of Cortex Pharmaceuticals, Inc. internal controls over financial reporting appearing in the Annual Report on Form 10-K of Cortex Pharmaceuticals, Inc. for the year ended December 31, 2007, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California

November 25, 2008